Exhibit 5.1
GIBSON, DUNN & CRUTCHER LLP
LAWYERS
A REGISTERED LIMITED LIABILITY PARTNERSHIP
INCLUDING PROFESSIONAL CORPORATIONS

200 Park Avenue New York, New York 10166-0193
(212) 351-4000
www.gibsondunn.com
September 11, 2007

Direct Dial	Client No.
(212) 351-4000	C 72007-00126
Pitney Bowes Inc.
World Headquarters
1 Elmcroft Road
Stamford, Connecticut 06926-0700

Re:	Pitney Bowes Inc.
$500,000,000 5.75% Medium-Term Notes due September 15, 2017
Ladies and Gentlemen:
     We have acted as counsel to Pitney Bowes Inc., a Delaware corporation (the “Company”), in connection with the purchase and sale of $500,000,000 aggregate principal amount of the Company’s 5.75% Medium-Term Notes due September 15, 2017 (the “Notes”) pursuant to the Distribution Agreement, dated as of July 6, 2005, among the Company and each of the distributors named therein and the Terms Agreement, dated as of September 6, 2007, among the Company and each of the purchasing distributors named therein. The Notes are being issued pursuant to the Indenture, dated as of February 14, 2005, between the Company and Citibank, N.A., as Trustee.
     We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.
     Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the Notes, when issued against payment therefor, will be validly issued, fully paid and non-assessable and will be binding obligations of the Company.

     We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.
Very truly yours,
/s/ Gibson, Dunn & Crutcher LLP

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